Exhibit 4.7

SIXTH AMENDMENT TO
ALION SCIENCE AND TECHNOLOGY CORPORATION
EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN

     WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains an Employee Ownership, Savings and Investment Plan for the benefit of its Employees and the Employees of any other Adopting Employer, which Plan was last restated as of December 19, 2001 (the “Plan”) and has been amended four times since that date; and

     WHEREAS, under Section 15.1 of the Plan, the Company reserved the right to amend the Plan at any time, in whole or in part, by action of its Board of Directors; and

     WHEREAS, the Board of Directors of the Company, pursuant to Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer; and

     WHEREAS, the undersigned officer has determined that this Sixth Amendment would not materially increase costs of the Plan to the Company or any Adopting Employer;

     NOW THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective October 1, 2003, as follows:

ARTICLE VII

Section 2.49(a) — As amended, further amended by adding at the end thereof the following new paragraph:

“A Period of Service for the purposes of this Plan shall also include any period of uninterrupted employment performed by an employee of any Employer for an Affiliate and any period of uninterrupted employment with the predecessor of any Employer or an Affiliate, but only to the extent such period of employment would otherwise be recognized under the terms of the Plan. For this purpose, employment with a predecessor includes any period of employment with a trade or business, or period of employment recognized under a tax-qualified plan under Section 401(a) of the Code maintained by a trade or business that was performed by an employee who was employed by the trade or business immediately prior to a transfer to the employment of the acquiring Employer or an Affiliate in connection with the purchase by the Employer or Affiliate of all or a portion of the assets used in that trade or business”.

In General

Any provision of the amended and restated Plan inconsistent with the foregoing changes is hereby amended to be consistent herewith.

     IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Sixth Amendment to the Plan to be executed on its behalf by its duly authorized officer on this 31st day of October, 2003.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi

Name: Bahman Atefi
Title:Chief Executive Officer

(Seal)